Exhibit 99.1
U.S. Bancorp Comments on Dodd-Frank Act Stress Test Results
July 1, 2025
MINNEAPOLIS---- U.S. Bancorp (NYSE: USB) commented on the results of the Federal Reserve’s Dodd-Frank Act Stress Test (DFAST) conducted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Based on the 2025 stress test results and current rule requirements, the company’s preliminary stress capital buffer (SCB) is 2.6 percent for the period beginning October 1, 2025, and ending on September 30, 2026. The SCB, when added to the Basel III Common Equity Tier 1 (CET1) capital to risk-weighted assets ratio minimum of 4.5 percent, requires the company to maintain a CET1 ratio at or above 7.1 percent throughout this period.
The Federal Reserve has stated that it expects to finalize the SCB for all firms by August 31, 2025.
All U.S. Bancorp regulatory ratios continue to reflect strong capital levels and exceed “well-capitalized” requirements. The company’s CET1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.8 percent as of March 31, 2025.
U.S. Bancorp’s planned capital actions include a 4 percent increase in its quarterly common stock dividend from $0.50 to $0.52 per share, subject to approval by U.S. Bancorp's Board of Directors, effective in the third quarter of 2025. The Company plans to continue share repurchases under the Company’s existing $5 billion share repurchase program.
“The results of this year’s stress test demonstrate that we are well-capitalized, have a healthy balance sheet, and remain prepared to manage potential industry stress and withstand a severe economic downturn,” said Gunjan Kedia, President and CEO of U.S. Bancorp.
About U.S. Bancorp
U.S. Bancorp, with approximately 70,000 employees and $676 billion in assets as of March 31, 2025, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2025 World’s Most Ethical Companies and one of Fortune’s most admired superregional banks. To learn more, please visit the U.S. Bancorp website at usbank.com and click on “About Us.”
Forward-Looking Statements
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, U.S. Bancorp’s SCB requirement and capital action plans. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including changes to statutes, regulations, or regulatory policies or practices and the risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2024, and subsequent filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and the Company undertakes no obligation to update them in light of new information or future events.

Investor contact:

George Andersen, U.S. Bancorp Investor Relations

george.andersen@usbank.com

Media contact:

Jeff Shelman, U.S. Bancorp Public Affairs and Communications

jeffrey.shelman@usbank.com

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